As filed with the Securities and Exchange Commission on November 2, 2005
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

USEC INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	52-2107911
(State of Incorporation)	(I.R.S. Employer Identification No.)
2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(Address of Principal Executive Offices)(Zip Code)

USEC Savings Program
(Full Title of the Plan)

Ellen C. Wolf
Senior Vice President and Chief Financial Officer
USEC Inc.
2 Democracy Center
6903 Rockledge Drive
Bethesda, MD 20817
(301) 564-3200
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount	Proposed Maximum	Proposed Maximum	Amount of
To Be	To Be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered (1)(2)	Share (3)	Price (3)	Fee (3)

Common Stock, par	1,000,000 shares	$9.85	$9,850,000	$1,159.35
value $.10 per share

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the USEC Savings Program. Pursuant to Rule 452(h)(2) under the Securities Act, no filing fee is payable with respect to these interests.
(2) If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933 shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(3) Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is based on the average of the high and low sales prices of USEC’s Common Stock on the New York Stock Exchange on October 28, 2005.

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT
     This registration statement on Form S-8 is filed by USEC Inc. pursuant to General Instruction E to Form S-8 to register an additional 1,000,000 shares of Common Stock which may be offered and sold to participants under the USEC Savings Program (the “Program”). The contents of the registration statement on Form S-8, file number 333-101094, previously filed by USEC and relating to the registration of shares of Common Stock for issuance under the Program, are hereby incorporated by reference to this registration statement in accordance with General Instruction E to Form S-8 except for Part II, Item 6 of such registration statement, which is updated and restated below.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 6. Indemnification of Directors and Officers.
     Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.
     A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification shall be made if such person is adjudged to be liable to the corporation unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in this Item 6 or in defense of any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorney’s fees) which he or she actually and reasonably incurred in connection therewith.
     Both our Bylaws and Certificate of Incorporation require us to indemnify each of our directors and officers to the fullest extent permitted by law, subject to certain exceptions, in connection with any actual or threatened action or proceeding arising out of his or her service to us or to other organizations at our request.

     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation also contains a provision eliminating the personal liability of a director to USEC Inc. or our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.
     In addition to indemnification provided for in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with our directors and executive officers. We intend to enter into indemnification agreements with any new directors and executive officers in the future. In addition, we maintain directors’ and officers’ liability insurance.
Item 8. Exhibits.
     The following is a list of exhibits filed as part of this registration statement.

Exhibit No.	Description

4.1	Certificate of Incorporation of USEC Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998).

4.2	Amended and Restated Bylaws of USEC Inc., dated September 13, 2000 (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998).

4.3	Rights Agreement, dated April 24, 2001, between USEC Inc. and Fleet National Bank, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 99 to Registration Statement on Form 8-A filed April 24, 2001).

5.1	Internal Revenue Service Determination Letter as to the Plan (incorporated by reference to Exhibit 5.2 to Registration Statement on Form S-8 filed November 8, 2002).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this registration statement).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 2nd day of November, 2005.
USEC INC.
By: /s/ John K. Welch
      John K. Welch
      President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John K. Welch, Ellen C. Wolf and Timothy B. Hansen, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 2nd day of November, 2005.

SIGNATURE	TITLE

/s/ John K. Welch	President, Chief Executive Officer and Director
John K. Welch	(Principal Executive Officer)

/s/ Ellen C. Wolf	Senior Vice President and Chief Financial Officer
Ellen C. Wolf	(Principal Financial and Accounting Officer)

/s/ James R. Mellor	Chairman of the Board and Director
James R. Mellor

/s/ Michael H. Armacost	Director
Michael H. Armacost

/s/ Joyce F. Brown	Director
Joyce F. Brown

/s/ John R. Hall	Director
John R. Hall

/s/ W. Henson Moore	Director
W. Henson Moore

/s/ Joseph F. Paquette, Jr.	Director
Joseph F. Paquette, Jr.

/s/ James D. Woods	Director
James D. Woods

     Pursuant to the requirements of the Securities Act of 1933, the persons who administer the USEC Savings Program have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 2nd day of November, 2005.
USEC SAVINGS PROGRAM
By: /s/ Lance Wright
      Lance Wright
      Senior Vice President, Human Resources
      and Administration,
      Chair, Benefits Administration Committee

Exhibit Index

Exhibit No.	Description

4.1	Certificate of Incorporation of USEC Inc. (incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998).

4.2	Amended and Restated Bylaws of USEC Inc., dated September 13, 2000 (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, No. 333-57955, filed June 29, 1998).

4.3	Rights Agreement, dated April 24, 2001, between USEC Inc. and Fleet National Bank, as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 99 to Registration Statement on Form 8-A filed April 24, 2001).

5.1	Internal Revenue Service Determination Letter as to the Plan (incorporated by reference to Exhibit 5.2 to Registration Statement on Form S-8 filed November 8, 2002).

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Grant Thornton LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page).